Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Aaron Miles Navigant Investor Relations 312.583.5820 aaron.miles@navigant.com	Belia Ortega Navigant Corporate Communications 312.583.2640 belia.ortega@navigant.com

NAVIGANT REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

CHICAGO, May 3, 2017 – Navigant (NYSE: NCI) today announced financial results for the first quarter ended March 31, 2017.

Financial Summary and Highlights:

•	First quarter 2017 revenues before reimbursements (RBR) of $236.2 million increased 6%, with 4% organic growth, compared to first quarter 2016

•	First quarter 2017 total revenues of $257.8 million increased 5% compared to first quarter 2016

•	First quarter 2017 net income was $11.1 million, or $0.23 per share, compared to $12.6 million, or $0.26 per share, for first quarter 2016

•	First quarter 2017 adjusted earnings per share (EPS) of $0.27 was flat compared to first quarter 2016

•	Refinanced $400 million revolving credit facility extending maturity date to March 2022 under favorable terms

•	Extended share repurchase authorization through Dec. 31, 2019 with an approved limit of $100 million

•	Reiterated 2017 outlook

“During the quarter, Navigant continued to achieve organic growth following a very strong 2016. As anticipated, contributions from our segments varied specific to client and industry demands in the face of an uncertain regulatory environment in some of our core industry sectors,” said Julie Howard, Navigant chairman and CEO. “Looking ahead, we are focused on the consistent execution of our growth strategy. With our diverse portfolio of service offerings and our disciplined management approach, we remain confident in our ability to deliver on our financial and operating goals for 2017.”

Navigant reported first quarter 2017 RBR of $236.2 million, a 6% increase (4% organic growth), compared to $223.5 million for first quarter 2016. Total revenues increased 5% to $257.8 million for first quarter 2017 compared to $245.3 million for first quarter 2016. Net income for first quarter 2017 was $11.1 million, or $0.23 per share, compared to $12.6 million, or $0.26 per share, in the prior year first quarter. Adjusted EPS was $0.27 for first quarter 2017, flat compared to first quarter 2016. First quarter 2017 adjusted EBITDA was $31.5 million, a 3% increase, compared to $30.6 million for the same period in 2016.

Segment Financial Summary
	For the quarter ended March 31,
	2017	2016	Change
RBR ($000)
Healthcare	$90,546	$81,667	10.9%
Energy	32,498	26,896	20.8%
Financial Services Advisory and Compliance	32,907	33,650	-2.2%
Disputes, Forensics & Legal Technology	80,260	81,262	-1.2%

Total Company	$236,211	$223,475	5.7%

Total Revenues ($000)
Healthcare	$98,689	$90,102	9.5%
Energy	37,722	31,279	20.6%
Financial Services Advisory and Compliance	36,855	36,907	-0.1%
Disputes, Forensics & Legal Technology	84,571	86,999	-2.8%

Total Company	$257,837	$245,287	5.1%

Segment Operating Profit ($000)
Healthcare	$27,613	$23,768	16.2%
Energy	8,879	6,714	32.2%
Financial Services Advisory and Compliance	11,614	13,506	-14.0%
Disputes, Forensics & Legal Technology	26,339	28,710	-8.3%

Total Company	$74,445	$72,698	2.4%

Segment Operating Margin (% of RBR)
Healthcare	30.5%	29.1%
Energy	27.3%	25.0%
Financial Services Advisory and Compliance	35.3%	40.1%
Disputes, Forensics & Legal Technology	32.8%	35.3%

Total Company	31.5%	32.5%

Healthcare segment RBR increased 11% for first quarter 2017 compared to the respective period in 2016, mostly on an organic basis. Growth was driven by continued demand from providers for large, strategy-led transformation projects, in addition to demand from life sciences companies for commercialization solutions. Segment operating profit was up 16% in first quarter 2017 compared to the respective period of 2016.

Energy segment RBR increased 21% for first quarter 2017 on a year-over-year basis, led by contributions from the Ecofys acquisition announced in November 2016. Segment operating profit was up 32% in first quarter 2017 compared to first quarter 2016.

Financial Services Advisory and Compliance segment RBR for first quarter 2017 decreased 2% compared to the prior year quarter, primarily driven by the conclusion of some engagements and lighter-than-normal volume in compliance and controls services for some of our core financial institution clients. Segment operating profit was down 14% in first quarter 2017 compared to the respective period of 2016.

Disputes, Forensics & Legal Technology first quarter 2017 segment RBR decreased 1% year-over-year (flat on a foreign currency neutral basis), which is relatively stable compared to prior quarter results. The segment experienced continued demand for our global expertise in complex industrial, infrastructure and commercial project matters, an increase in the volume of legal technology engagements, and an increase in performance-based fees associated with mass tort claims. Segment operating profit was down 8% in first quarter 2017 compared to the respective period of 2016.

Cash Flow

Net cash used in operating activities for first quarter 2017 was $23.0 million compared to $26.6 million for first quarter 2016. Free cash flow decreased to $13.3 million for first quarter 2017 compared to $21.0 million for the same period in 2016, primarily driven by increased capital expenditures due to the relocation of our Chicago headquarters. Days Sales Outstanding was 86 days as of March 31, 2017, up eight days compared to March 31, 2016.

Bank debt was $178.3 million at March 31, 2017, compared to $211.5 million at March 31, 2016 and $135.0 million at Dec. 31, 2016. Leverage (bank debt divided by trailing twelve month adjusted EBITDA) was 1.25 at March 31, 2017, compared to 1.72 at March 31, 2016 and 0.95 at Dec. 31, 2016. The increase in the debt leverage as of March 31, 2017 compared to the previous quarter was driven by 2016 annual incentive compensation payments. Also, during the quarter, Navigant entered into a new credit agreement, refinancing its $400-million revolving credit facility and extending the maturity date of the facility to March 2022.

Navigant repurchased 207,298 shares of common stock during first quarter 2017 at an aggregate cost of $5.0 million and an average cost of $23.93 per share. Effective May 1, 2017, our board of directors increased the amount available under the company’s stock repurchase authorization to $100 million and extended the authorization through Dec. 31, 2019.

2017 Outlook

Navigant reiterated its 2017 financial outlook. As previously disclosed, full year 2017 RBR is expected to range between $975 million and $1.010 billion while 2017 total revenues are estimated to be between $1.075 billion and $1.115 billion. Adjusted EBITDA for the full year 2017 is expected to range between $145 and $156 million and adjusted EPS for the full year 2017 is estimated to be between $1.29 and $1.36.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

No reconciliation of Navigant’s 2017 adjusted EBITDA guidance and 2017 adjusted EPS guidance, both of which exclude the impact and tax-effected impact of severance expense and other operating costs (benefit), respectively, is included in the financial schedules attached to this press release. Navigant is not able to accurately forecast the excluded items at the level of precision that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Conference Call Details

Navigant will host a conference call to discuss the company’s first quarter 2017 results at 10 a.m. Eastern Time (9 a.m. Central Time) on Wednesday, May 3, 2017. The conference call may be accessed via the Navigant website (investors.navigant.com) or by dialing 888.455.9733 (630.395.0358 for international callers) and referencing pass code “NCI.” An archived version of the webcast will also be available via the Navigant website. A report of financial and related supplemental information is also available via the Navigant website.

About Navigant

Navigant Consulting, Inc. (NYSE: NCI) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage, and/or protect their business interests. With a focus on markets and clients facing transformational change and significant regulatory or legal pressures, the firm primarily serves clients in the healthcare, energy, and financial services industries. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “may,” “could,” “intend,” “estimate,” “expect,” “plan,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the execution of the Company’s long-term growth objectives and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; operational risks associated with new or expanded service areas, including business process management services; impairments; changes in accounting standards or tax rates, laws or regulations; management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements and the Company’s ability to attract new business; brand equity; competition; accurate pricing of engagements, particularly fixed fee and multi-year engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; government contracting; professional liability; information security; the adequacy of our business, financial and information systems and technology; maintenance of effective internal controls; potential legislative and regulatory changes; continued and sufficient access to capital; compliance with covenants in our credit agreement; interest rate risk; and market and general economic and political conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at investors.navigant.com. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

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NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data(1))

(Unaudited)

	For the quarter ended March 31,
	2017	2016
Revenues:
Revenues before reimbursements	$236,211	$223,475
Reimbursements	21,626	21,812

Total revenues	257,837	245,287
Cost of services:
Cost of services before reimbursable expenses	165,052	153,940
Reimbursable expenses	21,626	21,812

Total cost of services	186,678	175,752
General and administrative expenses	41,484	39,831
Depreciation expense	7,473	6,522
Amortization expense	2,319	2,921
Other operating costs (benefit):
Contingent acquisition liability adjustments, net	1,199	—
Office consolidation, net	(38)	—
Deferred debt issuance costs write off	145	—

Operating income	18,577	20,261
Interest expense	1,069	1,260
Interest income	(31)	(39)
Other income, net	(217)	(340)

Income before income tax expense	17,756	19,380
Income tax expense	6,660	6,738

Net income	$11,096	$12,642

Basic per share data
Net income	$0.24	$0.27
Shares used in computing basic per share data	46,932	47,425
Diluted per share data
Net income	$0.23	$0.26
Shares used in computing diluted per share data	48,969	49,031

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AND SELECTED DATA

(In thousands, except DSO data)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,132	$8,291
Accounts receivable, net	264,874	261,755
Prepaid expenses and other current assets	30,646	29,762

Total current assets	304,652	299,808
Non-current assets:
Property and equipment, net	85,935	82,953
Intangible assets, net	26,433	28,727
Goodwill	628,377	625,027
Other assets	19,643	18,282

Total assets	$1,065,040	$1,054,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,208	$11,871
Accrued liabilities	13,407	16,144
Accrued compensation-related costs	57,668	106,779
Income tax payable	5,967	1,564
Other current liabilities	37,679	38,616

Total current liabilities	125,929	174,974
Non-current liabilities:
Deferred income tax liabilities	78,734	77,737
Other non-current liabilities	36,571	32,579
Bank debt non-current	178,336	135,030

Total non-current liabilities	293,641	245,346

Total liabilities	419,570	420,320

Stockholders’ equity:
Common stock	57	57
Additional paid-in capital	648,941	644,519
Treasury stock	(186,322)	(181,361)
Retained earnings	207,139	196,468
Accumulated other comprehensive loss	(24,345)	(25,206)

Total stockholders’ equity	645,470	634,477

Total liabilities and stockholders’ equity	$1,065,040	$1,054,797

Selected Data (unaudited)
Days sales outstanding, net (DSO)	86	81

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the quarter ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$11,096	$12,642
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	7,473	6,522
Amortization expense	2,319	2,921
Share-based compensation expense	3,022	2,529
Deferred income taxes	1,339	1,033
Allowance for doubtful accounts receivable	4	1,636
Contingent acquisition liability adjustments, net	1,199	—
Other, net	651	357
Changes in assets and liabilities (net of acquisitions):
Accounts receivable	(4,279)	(15,543)
Prepaid expenses and other assets	(1,197)	(2,174)
Accounts payable	(81)	478
Accrued liabilities	584	267
Accrued compensation-related costs	(49,256)	(39,666)
Income taxes payable	4,353	5,055
Other liabilities	(188)	(2,614)

Net cash used in operating activities	(22,961)	(26,557)
Cash flows from investing activities:
Purchases of property and equipment	(13,789)	(4,959)
Acquisitions of businesses, net of cash acquired	—	(1,995)
Other acquisition payments	—	(5,500)
Other, net	(116)	(18)

Net cash used in investing activities	(13,905)	(12,472)
Cash flows from financing activities:
Issuances of common stock	1,914	2,056
Repurchases of common stock	(4,961)	(6,266)
Repayments to banks	(150,800)	(96,392)
Borrowings from banks	193,802	134,757
Payments of debt issuance costs	(1,166)	—
Other, net	(1,327)	(658)

Net cash provided by financing activities	37,462	33,497

Effect of exchange rate changes on cash and cash equivalents	245	43

Net increase (decrease) in cash and cash equivalents	841	(5,489)
Cash and cash equivalents at beginning of the period	8,291	8,895

Cash and cash equivalents at end of the period	$9,132	$3,406

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data and percentages)

(Unaudited)

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Below are the reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Management uses these non-GAAP financial measures in addition to GAAP financial measures to assess the Company’s operations and financial results and believes they are useful indicators of operating performance and the Company’s ability to generate cash flows from operations that are available for interest, debt service, taxes and capital expenditures. Investors should recognize that these non-GAAP financial measures may not be comparable to similarly-titled measures of other companies.

EBITDA, adjusted EBITDA, adjusted Net Income and adjusted Earnings Per Share (2)	For the quarter ended March 31,
	2017	2016
Severance expense	$1,786	$857
Income tax benefit (3)	(656)	(310)

Tax-effected impact of severance expense	$1,130	$547

Other operating costs—contingent acquisition liability adjustment, net	$1,199	$—
Income tax benefit (3)	(481)	—

Tax-effected impact of other operating costs—contingent acquisition liability adjustment, net	$718	$—

Other operating benefit—office consolidation, net	$(38)	$—
Income tax expense (3)	15	—

Tax-effected impact of other operating benefit—office consolidation, net	$(23)	$—

Other operating costs—deferred debt issuance costs write off	$145	$—
Income tax benefit (3)	(58)	—

Tax-effected impact of other operating costs—deferred debt issuance costs write off	$87	$—

EBITDA reconciliation:
Net Income	$11,096	$12,642
Interest expense	1,069	1,260
Interest income	(31)	(39)
Other income, net	(217)	(340)
Income tax expense	6,660	6,738
Depreciation expense	7,473	6,522
Amortization expense	2,319	2,921

EBITDA	$28,369	$29,704
Severance expense	1,786	857
Other operating costs—contingent acquisition liability adjustment, net	1,199	—
Other operating benefit—office consolidation, net	(38)	—
Other operating costs—deferred debt issuance costs write off	145	—

Adjusted EBITDA	$31,461	$30,561

Net income	$11,096	$12,642
Tax-effected impact of severance expense	1,130	547
Tax-effected impact of other operating costs—contingent acquisition liability adjustment, net	718	—
Tax-effected impact of other operating benefit—office consolidation, net	(23)	—
Tax-effected impact of other operating costs—deferred debt issuance costs write off	87	—

Adjusted net income	$13,008	$13,189

Shares used in computing adjusted per diluted share data	48,969	49,031
Adjusted earnings per share	$0.27	$0.27

Free Cash Flow (4)	For the quarter ended March 31,
	2017	2016
Net cash used in operating activities	$(22,961)	$(26,557)
Changes in assets and liabilities	50,064	54,197
Allowance for doubtful accounts receivable	(4)	(1,636)
Purchases of property and equipment	(13,789)	(4,959)
Payments of contingent acquisition liabilities	—	(49)

Free Cash Flow	$13,310	$20,996

Leverage Ratio (5)	At March 31,
	2017	2016
Adjusted EBITDA for prior twelve-month period	$143,190	$123,110
Bank debt	$178,336	$211,521
Leverage ratio	1.25	1.72

Organic Growth (6)	For the quarter ended March 31,
	2017	2016	Growth
Revenues before reimbursements	$236,211	$223,475	5.7%
Pro forma acquisition adjustment	—	5,496
Currency impact	1,812	—

Organic RBR	$238,023	$228,971	4.0%

Footnotes

(1)	Per share data may not sum due to rounding.
(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of severance expense and other operating costs (benefit). Adjusted net income and adjusted earnings per share exclude net income and per share net income impact of severance expense and other operating costs (benefit). Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these measures provide investors with enhanced comparability of the Company’s results of operations across periods.
(3)	Effective income tax expense (benefit) has been determined based on specific tax jurisdiction.
(4)	Free cash flow is calculated as net cash provided from operations excluding changes in assets and liabilities and allowance for doubtful accounts receivable less cash payments for property and equipment and deferred acquisition related payments. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that it provides investors with an indicator of cash flows available for on-going business operations and long term value creation.
(5)	Leverage ratio is calculated as bank debt at the end of the period divided by adjusted EBITDA for the prior twelve-month period. Management believes that leverage ratio provides investors with an indicator of the cash flows available to repay the Company’s debt obligations.
(6)	Organic growth represents revenues before reimbursements adjusted to include the impact of our acquisitions as if we owned them from the beginning of each comparable period and adjusted to exclude the impact of foreign currency exchange rate fluctuations. Management believes that organic growth reflects the growth of our existing business and is, therefore, useful in analyzing the Company’s financial condition and results of operations.